Exhibit 10.11

AMENDING AGREEMENT

This Amending Agreement made as of the 1st day of June, 2026 among TMCR USA OPERATIONS INC. (the “Purchaser”), THE METALS ROYALTY COMPANY INC. (the “Purchaser Parent”), IRONCLAD ROYALTIES, LLC (the “Vendor”) and MESABI INVESTMENTS (USA) LLC (“MIUSA”).

WHEREAS the Purchaser, the Purchaser Parent, the Vendor and MIUSA entered into a Royalty

Purchase Agreement (the “Purchase Agreement”) dated as of May 6, 2026 and the Parties wish to amend the Purchase Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.            Amendments. The Purchase Agreement is hereby amended as follows:

a.	Section 1.1(gggg) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“Transaction Deposit” means a $15,000,000 cash advance deposit, which, (i) if the Option is not duly exercised, shall constitute a credit against the Cash Consideration due and owing at the Closing in full, and, (ii) if the Option is duly exercised, $5,000,000 of such deposit shall constitute a credit against the Cash Consideration due and owing at the Closing and $10,000,000 of such deposit shall constitute a credit against the Option Cash Consideration due and owing at the Option Closing in accordance with Section 2.2(d);

b.	Section 2.2(a) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

The Parties acknowledge that concurrent with the execution and delivery of this Agreement, the Purchaser has made the Transaction Deposit as an advance against the payment of the Cash Consideration, and such Transaction Deposit shall constitute a credit against the Purchase Price payable in accordance with Section 5.1 of this Agreement at Closing, and if the Option is duly exercised pursuant to Section 2.6 of this Agreement, $10,000,000 of such Transaction Deposit shall be deemed a credit against the Option Cash Consideration and $5,000,000 shall constitute a credit against the Cash Consideration payable in accordance with Section 5.1 of this Agreement at Closing.

c.	Section 2.2(d) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Notwithstanding subsections (a) through (c) above, if the Purchaser delivers a valid Option Exercise Notice, prior to the expiry of the Option Exercise Period, $10,000,000 of the Transaction Deposit shall not be adjusted against the Cash Consideration by the Vendor in connection with the Closing but shall instead be credited against the Option Cash Consideration due and owing by the Purchaser on the Option Closing Date. If the Option lapses without valid exercise, the Transaction Deposit shall be fully applied against the Closing.

d.	Section 2.6(c) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Option Exercise Price

The aggregate consideration payable by the Purchaser for the Option Royalty Interest (the “Option Exercise Price”) shall be: (i) $125,000,000 in cash (the “Option Cash Consideration”), provided that pursuant to Section 2.2(d), $10,000,000 of the Transaction Deposit shall be credited against the Option Cash Consideration at the Option Closing resulting in a net cash payment of $115,000,000 due and owing at the Option Closing; plus (ii) the issuance of common shares in the capital of the Purchaser Parent, as directed by the Purchaser, pursuant to a supplemental subscription agreement on terms substantially similar to the Subscription Agreement and to be entered into by and between the Vendor and the Purchaser Parent, having an aggregate value of $7,500,000, valued at the same per-share price as the Share Consideration (the “Option Share Consideration”).

e.	Section 2.6(d) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Option Exercise Period

The Purchaser may exercise the Option by delivering a written notice of exercise to the Vendor (the “Option Exercise Notice”) prior to the Closing Date (the “Option Exercise Period”). The Option Exercise Notice shall confirm the Purchaser’s election to exercise the Option and to acquire the Additional Purchased Royalty, subject to the satisfaction of each condition in this Section 2.6, or the waiver thereof by the Vendor in its sole discretion, on or before the Option Outside Date.

f.	Section 2.6(e) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Closing Under Option

If the Option is duly exercised pursuant to Section 2.6(d) of this Agreement, the closing of the purchase and sale of the Option Royalty Interest (the “Option Closing”) shall take place on a date to be mutually agreed by the Parties in writing (the “Option Closing Date”), provided such date shall be no later than July 31, 2026 (the “Option Outside Date”). The closing mechanics, deliverables and conditions set out in Article 5 and Article 6 of this Agreement shall apply mutatis mutandis to the Option Closing, and the Purchaser shall pay the Option Cash Consideration after crediting the $10,000,000 of the Transaction Deposit relating to the Option at the Option Closing. For greater certainty, if the Closing does not occur, an Option Exercise Notice shall be of no force and effect.

g.	Section 5.1(a) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

the balance of the Cash Consideration (after deducting the Transaction Deposit already paid and not previously refunded to Purchaser, provided that $10,000,000 of such Transaction Deposit shall not be deducted if the Purchaser exercises the Option in accordance with Section 2.6) payable by wire transfer, in accordance with the instructions provided to the Purchaser by the Vendor not later than three (3) Business Days prior to Closing;

2.            Definitions. Capitalized terms used in this Amending Agreement, to the extent not otherwise defined herein, shall have the same meaning as the Purchase Agreement, as amended hereby.

3.            Acknowledgment Re Outside Date. The Parties acknowledge that, as of the date of this Amending Agreement, the Outside Date has been extended by fifteen days to June 15, 2026.

4.            To be Read with Purchase Agreement. This Amending Agreement is an amendment to the Purchase Agreement. Unless the context of this Amending Agreement otherwise requires, the Purchase Agreement and this Amending Agreement shall be read together and shall have effect as if the provisions of the Purchase Agreement and this Amending Agreement were contained in one agreement. All provisions of the Purchase Agreement, as amended by this Amending Agreement, are hereby ratified and confirmed and shall continue to be in full force and effect. The term "Agreement" when used in the Purchase Agreement means the Purchase Agreement as amended by this Amending Agreement.

5.            Counterparts. This Amending Agreement may be executed in any number of separate counterparts and by facsimile or pdf copy, each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.            Incorporation by Reference. Sections 8.3, 8.6, 8.7, and 8.13 of the Purchase Agreement are incorporated herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date written above.

TMCR USA OPERATIONS INC.

By:	/s/ Don Sewell
Name:	Don Sewell
Title:	President and Chief Financial Officer

THE METALS ROYALTY COMPANY INC.

By:	/s/ Don Sewell
Name:	Don Sewell
Title:	President and Chief Financial Officer

IRONCLAD ROYALTIES, LLC

By:	/s/ Jessica Nelson
Name:	Jessica Nelson
Title:	Authorized Representative

MESABI INVESTMENTS (USA) LLC

By:	/s/ Artem Matyushok
Name:	Artem Matyushok
Title:	Director